Exhibit 99.1

Oaktree Announces Definitive Agreement for $250 Million Senior

Notes Offering

Refinancing and Swap Transaction to Generate Approximately $12 Million Annual Interest Cost Savings

LOS ANGELES--(BUSINESS WIRE)--Nov. 16, 2017-- Oaktree Capital Group, LLC (NYSE: OAK) today announced the execution of a definitive purchase agreement with certain accredited investors to purchase its previously announced $250.0 million of 3.78% senior notes due 2032 (the “Notes”) issued by its indirect subsidiary, Oaktree Capital Management, L.P. (the “Issuer”), and guaranteed by its indirect subsidiaries, Oaktree Capital I, L.P., Oaktree Capital II, L.P. and Oaktree AIF Investments, L.P. (the “Guarantors”). The Notes are senior unsecured obligations of the Issuer, jointly and severally guaranteed by the Guarantors. Funding of the Notes is anticipated to occur on December 18, 2017.

In connection with the Notes offering, the Issuer entered into a cross-currency swap agreement to Euros, reducing the interest cost to 1.95% per year. The proceeds from the sale of the Notes and cash on hand will be used to redeem the $250 million of 6.75% Senior Notes due 2019 (the “2019 Notes”) and to pay the related make-whole premium to holders thereof.

The redemption of the 2019 Notes is expected to result in a one-time, pre-tax charge of approximately $23 million to adjusted net income in the fourth quarter of 2017. For distributable earnings, the charge will be amortized through the original maturity date of December 2019.

Dan Levin, Chief Financial Officer, said, “With the completion of this refinancing and Euro swap, we will reduce our interest cost by over 475 basis points to less than 2% and extend the maturity of this principal amount by 13 years, generating approximately $12 million in annual interest cost savings. Many of the existing holders of our outstanding private notes participated in this transaction, and we appreciate their ongoing support.”

The offer and sale of the Notes were and will be made solely in private placement transactions exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the Notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Investor Relations:

Oaktree Capital Group, LLC

Andrea D. Williams, 213-830-6483

investorrelations@oaktreecapital.com